CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 28, 2026, relating to the financial statements and financial highlights of Horizon Core Bond ETF, Horizon Flexible Income ETF, Horizon Core Equity ETF, Horizon Dividend Income ETF, Horizon Managed Risk ETF, Horizon Digital Frontier ETF, Horizon Nasdaq-100 Defined Risk ETF, Horizon Expedition Plus ETF, and Horizon Landmark ETF, each a series of Horizon Funds, which are included in Form N-CSR for the period ended November 30, 2026, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

March 25, 2026